Exhibit 3.1

AMENDMENTS TO
AMENDED AND RESTATED BY-LAWS
OF
CALADRIUS BIOSCIENCES, INC.
(a Delaware Corporation)

(adopted effective as of September 18, 2017)
Pursuant to Article VII, Section 8.1 of the Amended and Restated By-laws (the “By-laws”), Section 1.10 of the By-laws, entitled “Introduction of Business at Meetings,” is hereby deleted in its entirety and replaced by the following new Section 1.10, to be entitled, “Introduction of Business at Meetings”:
1.10     Introduction of Business at Meetings.
A.    Annual Meetings of Stockholders.

(1)
Nominations of persons for election to the Board of Directors and proposals of other business to be considered and acted upon by the stockholders may be brought before an Annual Meeting as is (i) specified in the notice of meeting for the Annual Meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or a duly authorized committee thereof), (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or a duly authorized committee thereof) or (iii) properly brought before the Annual Meeting by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in these By-laws and on the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice provisions set forth in these By-laws as to such a nomination or other business proposal. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to bring nominations or other business proposals properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other provisions set forth in this Article I, Section 1.10(A)(2) and (3) of these By-laws to bring such nominations or other business proposals properly before an Annual Meeting. In addition to the other requirements set forth in these By-laws, for any proposal of business (other than a nomination for director election or reelection) to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law. The words “other business proposal”, “other proposed business”, “other proposal brought before an Annual Meeting” or words of similar import shall mean a proposal brought before the stockholders for consideration and action, whether at a meeting or upon a solicitation for action by written consent without a meeting, other than a proposal to elect or reelect a director or directors.

(2)
For any nomination or other business proposal to be properly brought before an Annual Meeting by a stockholder pursuant to clause (iii) of Article I, Section 1.10(A)(1) of these By-laws, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by these By-laws and, (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or other business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these By-laws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred and twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one-year anniversary of the preceding year’s Annual Meeting date; provided that, in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after the one-year anniversary of the Annual Meeting date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Such stockholder’s Timely Notice shall set forth:

a.
as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

b.
as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of any resolutions to be proposed for consideration and action (including, if such other business proposal includes any amendment of these By-laws, the language of such proposed amendment) and any material interest in such business of each Proposing Person (as defined below);

c.
(i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any); (ii) as to each Proposing Person, the following information: (aa) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person, any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) or any other person acting in concert with them, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person, any of his, her or its affiliates or associates or any other person acting in concert with them has a right to acquire beneficial ownership at any time in the future, (bb) all Synthetic Equity Interests (as defined below) in which such Proposing Person, any of his, her or its affiliates or associates or any other person acting in concert with them, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (cc) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (dd) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (ee) any proportionate interest in shares of the Corporation or Synthetic Interests, held, directly or indirectly, by a general partnership in which such stockholder or beneficial owner, any of their respective affiliates or associates, or any other person acting in concert with them is a general or partner or, directly or indirectly beneficially owns an interest in a general partner, and (ff) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (aa) through (ff) are referred to, collectively, as “Material Ownership Interests”); and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person, any of his, her or its affiliates or associates or any other person acting in concert with them with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

d.
(i) a description of all agreements, arrangements or understandings in effect for any period of time within the immediately preceding three years by and between or among any of the Proposing Persons, or by and between or among any Proposing Persons and any other person (including, without limitation, any compensatory or otherwise monetarily beneficial agreement, arrangement or understanding with any proposed nominee(s)), pertaining to any nomination or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

e.
a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose a nomination or other business proposal;

f.
a certification as to whether or not the stockholder and all other Proposing Persons have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and each other Proposing Person’s acquisition of shares of capital stock or other securities of the Corporation and the stockholder’s and each other Proposing Person’s acts or omissions as a stockholder (or beneficial owner of securities) of the Corporation; and

g.
a statement as to whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of any nomination, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the stockholder or each other Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

(3)
For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or other business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf any nomination or other business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 1.10 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly:

a.
give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation,

b.	mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation,

c.	otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or

d.	increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(4)
To be eligible to be nominated to be elected or reelected as a director, a person shall deliver to the Secretary of the Corporation, within the time period required for delivery of the stockholder’s notice to which such statement relates under Section 1.10(A)(2) of Article I of these By-Laws in order to be a Timely Notice, written responses to all questions regarding such person’s background and qualifications to serve as an independent director of the Corporation included in a questionnaire in a form which shall be provided by the Secretary of the Corporation, which shall be signed by such person and, if requested by the Board of Directors, accompanied by a written agreement, also in a form to be provided by the Secretary and signed by such person, containing representations and agreements that such person:

a.
is not, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment to or assurance to, any other person as to how such first person, if elected as a director, will act or vote in his or her capacity as a director on any matter brought before the Board of Directors for consideration and action that has not been disclosed in response to such questionnaire, or any agreement, arrangement, understanding, commitment or assurance, whether or not disclosed in response to such questionnaire, that could reasonably be seen to limit or impair such first person’s compliance with his or her duties as a director;

b.
is not, and will not become a party to, any agreement, arrangement or understanding with any other person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s serving as a director which has not be disclosed in response to such questionnaire; and

c.
would be (if he or she had been elected or reelected as a director as of the date of such agreement, and shall remain, in compliance with all confidentiality, conflict of interest and other obligations under applicable law or the Corporation’s policies and guidelines applicable to directors of the Corporation generally which have been disclosed to him or her or which are publicly available

(5)
A stockholder providing Timely Notice of any nomination or other business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-laws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(6)
Notwithstanding anything in the second sentence of Article I, Section 1.10(A)(2) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 1.10(A)(2) of these By-laws, a stockholder’s notice required by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

B.     Special Meetings.
Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and proposals of other business to be considered and acted upon by the stockholders shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with this Article I, Section 1.10 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of this Article I, Section 1.10 of these By-laws shall govern such special meeting.
C.    General.

(1)
Only such persons who are nominated in accordance with the provisions of these By-laws shall be eligible for election and to serve as directors and only such other business proposals shall be considered and acted upon at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these By-laws or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a duly authorized committee thereof shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of these By-laws. If neither the Board of Directors nor such a committee makes a determination as to whether any nomination or other business proposal was made in accordance with the provisions of these By-laws, the presiding officer of the Annual Meeting shall have the power and duty to determine conclusively whether the nomination or other business proposal was made in accordance with the provisions of these By-laws. If the Board of Directors or such a committee or the presiding officer, as applicable, determines that any nomination or other business proposal was not made in accordance with the provisions of these By-laws, such nomination or other business proposal shall be disregarded and shall not be presented for consideration and action at the Annual Meeting.

(2)
Except as otherwise required by law, nothing in this Article I, Section 1.10 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business proposed by a stockholder.

(3)
Notwithstanding the foregoing provisions of this Article I, Section 1.10, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any other business proposal, such nomination or other business proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 1.10, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)
For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 (d) of the Exchange Act.

(5)
Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws. Nothing in these By-laws shall be deemed to affect any rights of (i) stockholders to have nomination or other business proposal included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such nominations or other business proposals considered and acted upon at an Annual Meeting or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.

***
Section 1.11 of the By-laws, entitled “Action Without a Meeting,” is hereby deleted in its entirety and replaced by the following new Section 1.11, to be entitled, “Action Without a Meeting”:
1.11     Action Without a Meeting.
A.    Procedure.
Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, (i) shall be signed by holders of record on the record date established pursuant to this Section 1.11(A) below (the “Written Consent Record Date”) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) shall be delivered to the Corporation at its registered office in the State of Delaware, at its principal place of business or to an officer or agent of the Corporation having custody of the minute books in which proceedings of meetings of stockholders are recorded. Delivery shall be made by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of the signature of each stockholder who signs the consent, and no written consent shall be effective to take corporate action unless, within sixty (60) days of the earliest dated valid consent delivered in the manner described in this Section 1.11, written consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner described in this Section 1.11. Only stockholders of record on the Written Consent Record Date shall be entitled to consent to corporate action in writing without a meeting. Without qualification, any stockholder of record seeking to have the stockholders authorize or take any action by written consent shall first request in writing that the Board of Directors fix a Written Consent Record Date for the purpose of determining the stockholders entitled to take such action, which request shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation. Within ten (10) days after receipt of a request in proper form and otherwise in compliance with this Section 1.11 from any such stockholder, the Board of Directors may adopt a resolution fixing a Written Consent Record Date for the purpose of determining the stockholders entitled to take such action, which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no resolution fixing a record date has been adopted by the Board of Directors within such ten (10) day period after the date on which such a request is received, (i) the Written Consent Record Date for determining stockholders entitled to consent to such action, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which valid signed written consents constituting the applicable percentage of the outstanding shares of the Corporation and setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner described in this Section 1.11, and (ii) the Written Consent Record Date for determining stockholders entitled to consent to such action, when prior action by the Board of Directors is required by applicable law, shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.